[ENTERPRISE LOGO] ENTERPRISE
                  CAPITAL MANAGEMENT
AN AXA FINANCIL COMPANY


February 14, 2005

Dear Valued Shareholder:

As you may recall, on July 8, 2004, AXA Financial, Inc. acquired The MONY Group Inc. Prior to the merger, subsidiaries of both companies were involved in managing separate mutual funds groups--AXA Premier Funds, managed by AXA Equitable Life Insurance Company and The Enterprise Group of Funds, managed by Enterprise Capital Management, Inc. AXA Equitable currently serves as the investment manager to a family of 10 mutual funds and 69 funds offered through its variable insurance products. All of these funds are managed by different subadvisers in a similar manner as The Enterprise Group of Funds.

Recently, AXA Financial, in conjunction with Enterprise Capital and your Board of Directors, has decided to unite both fund groups under one fund family brand called AXA Enterprise. As a shareholder of an Enterprise Fund, you are being asked to approve the merger of your existing fund into a corresponding AXA Enterprise Fund. As you might expect, the combination of our two fund families will help us apply a consistent, disciplined process for selecting and monitoring subadvisers across all of our funds. Equally important, it will allow the Funds to operate more efficiently under a uniform organizational structure.

In preparation for the merger described above, AXA Equitable has created new series of AXA Enterprise Funds that are intended to mirror the current investment objectives, strategies, policies and subadvisers of The Enterprise Group of Funds. If shareholders approve this merger, the assets of each Enterprise Fund will be transferred to the corresponding new AXA Enterprise Fund. For all practical purposes, your investment in an Enterprise Fund would not be affected as a result of this merger.

An important change in connection with the proposed merger described above is the adoption of "breakpoints" in the management fees of the AXA Enterprise Funds. In recent years, the mutual fund industry has gradually moved to adopt "breakpoints" at which management fees decline (as a percentage of assets) as fund assets increase. Additional details about these "breakpoints" are included in the proxy materials.

You should be aware that another series of mergers are being proposed at this time with the primary objective of consolidating similar offerings that will help streamline our fund family. As a result, you may be asked to approve the merger of specific Enterprise Funds not included in the proposal discussed above. The funds in this group include: Multi-Cap Growth, Managed, Strategic Allocation, Technology and Total Return. We are proposing to merge these funds into different AXA Enterprise Funds, including the AXA Enterprise Multimanager Funds, a newly rebranded fund family managed by AXA Equitable (formerly known as the AXA Premier Funds). These mergers will require a separate proxy and vote by shareholders. As a result, you may receive up to four proxy packages, depending on the funds you own.

Your Board of Directors has unanimously approved the mergers and believes that they are in the best interests of shareholders. Accordingly, they have called a meeting to request your approval of these mergers, which is scheduled for March 31, 2005. We encourage you to vote in favor of the proposals.

Sincerely,


/s/ Steven M. Joenk
-----------------------------------------------
Steven M. Joenk
Chairman, President and Chief Executive Officer

  THIS PAGE IS NOT PART OF THE PROXY STATEMENT. PLEASE READ THE ENCLOSED PROXY MATERIALS CAREFULLY AS THEY CONTAIN MORE DETAILED INFORMATION THAT YOU SHOULD
                        CONSIDER CAREFULLY BEFORE VOTING.